FOR IMMEDIATE RELEASE

Contact:	Nigel P. Hebborn
Executive Vice President
(401) 274-5658, ext. 714
www.nestor.com

NESTOR, INC. REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Providence, RI - November 14, 2006 - Nestor, Inc. (NASDAQ: NEST), a leading provider of advanced automated traffic enforcement solutions and services, is pleased to release third quarter and nine month results. Total revenues for the three-month period ending September 30, 2006 increased 4% to $1,982,000 from $1,914,000 in the third quarter of 2005, and decreased 7% to $5,737,000 from $6,180,000 for the nine months ended September 30, 2005. Excluding one-time product sales recorded in 2005, our recurring lease and service fee revenues increased 24% and 30%, respectively, as compared to the prior year third quarter and nine month results. The growth reflects the continued increase in installed systems, with 202 installed CrossingGuard units and 10 installed Poliscan units generating revenues at September 30, 2006 as compared to 164 CrossingGuard units at September 30, 2005.

The Company reported net income for the quarter ended September 30, 2006 of $2,648,000, as compared to a net loss of $2,217,000 in the third quarter of 2005. Net loss reported for the nine months ended September 30, 2006 was $4,848,000, as compared to a net loss of $5,494,000 in 2005. The net loss reported in 2006 included the effect of adopting the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” which established accounting for equity instruments exchanged for employee services. The Company expensed a non-cash charge of $573,000 for share-based compensation in the third quarter of 2006, and $1,894,000 for the nine months ended September 30, 2006. No charges for share-based compensation were recorded in 2005. In the third quarter of 2005, non-cash derivative instrument income was $1,235,000 as compared to income of $7,145,000 in the third quarter of 2006. For the nine months ended September 30, non-cash derivative instrument income was $10,112,000 in 2006 and $3,249,000 in 2005. Also, amortization of debt discount expense was $1,167,000 and $4,681,000 for the quarter and nine months ended September 30, 2006 as compared to $660,000 and $1,716,000 in the comparable 2005 periods.

Modified EBITDA for the quarter and nine months ended September 30, 2006 was a loss of $1,501,000 and $4,685,000, respectively, and compared to a loss of $1,945,000 and $4,857,000 in the comparable 2005 periods. The improvement in Modified EBITDA for the third quarter reflects the growth in recurring revenues being realized and the cost containment efforts initiated in the first quarter of 2006.

We calculate modified EBITDA by first calculating EBITDA, which we define as net income before interest expense, debt restructuring or debt extinguishment costs (if any during the relevant measurement period), provision for income taxes, and depreciation and amortization. Then we exclude derivative instrument income or expense, debt discount expense, share-based compensation expense, and asset impairment charges. These measures eliminate the effect of financing transactions that we enter into on an irregular basis based on capital needs and market opportunities, and these measures provide us with a means to track internally generated cash from which we can fund our interest expense and our growth. In comparing modified EBITDA from year to year, we also ignore the effect of what we consider non-recurring events not related to our core business operations to arrive at what we define as modified EBITDA. Because modified EBITDA is a non-GAAP financial measure, we include in the table at the end of this press release reconciliations of modified EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States. We present modified EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements, and that it provides an overall evaluation of our financial condition. In addition, modified EBITDA is defined in certain financial covenants under our 7% Senior Secured Convertible Notes and may be used to adjust the interest rate on those notes at July 1, 2007 and January 1, 2009 and determine whether the holders of those notes have a redemption right at May 25, 2009.

Modified EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of our profitability or our liquidity.

We had unrestricted cash and cash equivalents of approximately $9.0 million at September 30, 2006 versus $1.2 million at the end of 2005. This includes the Convertible Senior Debt financing of $28.6 million completed in May 2006, net of the repayment of certain outstanding debt and $3.9 million cash reserves held and restricted for debt service support. More details regarding our results for our third quarter of 2006 may be found in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2006.

Nigel P. Hebborn, CFO of Nestor, Inc. stated the following, “Following our $28.6 million financing that closed in May, we were able to focus attention on the delivery of our CrossingGuard backlog and marketing of our new Poliscan speed program. Both efforts have shown positive results. We have exceeded 210 installed approaches and have delivered 10 speed units to-date. Revenue and gross margin contribution from this activity generally delays a quarter after delivery as start-up process, warning periods, and revenue cycles gain full traction. Management expects to complete 2006 with at least 235 installed approaches and 15 delivered speed units. Fourth quarter revenues are expected to exceed $2.6 million driven by recently installed systems. Through accelerating delivery schedules and strict expense control, management’s prime goal is to realize positive modified EBITDA during the first quarter of 2007.”

Nestor Traffic Systems provides automated traffic enforcement solutions to state and municipal governments. Nestor Traffic Systems is the exclusive North American distributor for the Vitronic PoliScanSpeed™ scanning LiDAR, capable of tracking multiple vehicles in multiple lanes simultaneously. Our CrossingGuard® red light enforcement system uses patented multiple, time-synchronized videos to capture comprehensive evidence of red light and speed violations. In addition, CrossingGuard® offers customers a unique Collision Avoidance™ safety feature that can help prevent intersection collisions. CrossingGuard® is a registered trademark of Nestor Traffic Systems, Inc. PoliScanSpeed™ is a trademark of Vitronic. For more information, call (401) 274-5658 or visit www.nestor.com.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, further approvals of contracted approaches, legal and legislative challenges to automated traffic enforcement, patent protection of our technology, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC. Investors are advised to read Nestor's Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

The table below is a reconciliation of modified EBITDA to net income for the three and nine month periods ended September 30:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005

GAAP net income (loss)	$2,648,000	$(2,217,000)	$(4,848,000)	$(5,494,000)
Interest expense, net of interest income	562,000	265,000	1,360,000	363,000
Income tax expense	---	---	---	---
Depreciation and amortization	694,000	582,000	2,165,000	1,807,000
EBITDA	$3,904,000	$(1,370,000)	$(1,323,000)	$(3,324,000)
Derivative instrument (income) expense	(7,145,000)	(1,235,000)	(10,112,000)	(3,249,000)
Debt discount expense	1,167,000	660,000	4,681,000	1,716,000
Stock-based compensation expense	573,000	---	1,894,000	---
Asset impairment charge	---	---	175,000	---
Modified EBITDA	$(1,501,000)	$(1,945,000)	$(4,685,000)	$(4,857,000)

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